EXHIBIT 99.1

                         VALLEY FORGE SCIENTIFIC REPORTS

        THIRD QUARTER/NINE MONTH FISCAL 2004 OPERATING RESULTS OAKS, Pa., August 12, 2004 -- Valley Forge Scientific Corp. (NASDAQ: VLFG; BSE: VLF), a leading developer of bipolar electrosurgical systems, today announced operating results for the third quarter and first nine months of fiscal 2004 ended June 30, 2004.

        Sales for the quarter of $1,274,389 were 18% greater than sales of $1,081,872 for the third quarter of fiscal 2003. Net income for the quarter was $65,006, or $0.01 per basic and diluted share, as compared to $37,353, or $0.01 per basic and diluted share, for the third quarter of fiscal 2003.

        Sales for the first nine months of $3,606,629 were 6% greater than sales of $3,390,950 for the first nine months of fiscal 2003. Net income for the first nine months was $145,564, or $0.02 per basic and diluted share, as compared to net income of $107,085, or $0.01 per basic and diluted share, for the first nine months of fiscal 2003.

        Sales for the quarter reflect an increase in the sales volume of neurosurgical products to Codman & Shurtleff, Inc. and an increase in sales volume of dental products through direct sales to customers and through dental product dealers. Sales for the quarter and nine months also reflect sales to Stryker Corporation of $120,000 and $135,000, respectively, as compared to no sales in fiscal 2003.

        For the quarter, sales to Codman & Shurtleff, Inc. accounted for $1,040,814, or 82% of sales, as compared to $1,007,700, or 93% of sales, for the comparable period of fiscal 2003. For the first nine months, sales to Codman & Shurtleff, Inc. were $3,041,790, or 84% of sales, as compared to $3,200,225, or 94% of sales, for the first nine months of fiscal 2003. Included in sales to Codman & Shurtleff, Inc. for the first nine months of fiscal 2004 is a one-time payment of $57,920 in the second quarter of fiscal 2004 that Codman & Shurtleff, Inc. made to satisfy its minimum purchase obligation under the first three month extension of an existing distribution agreement.

        For the quarter, sales of dental products increased to $109,697, or 9% of sales, from $48,951, or 5% of sales, for the comparable period in fiscal 2003. For the first nine months, sales volume for dental products was $398,563, or 11% of sales, as compared to $135,659, or 4% of sales, for the comparable period in fiscal 2003.

        For the quarter, gross margin was 51% of sales, as compared to 54% of sales for the third quarter of fiscal 2003, and gross margin was 53% of sales for the first nine months as compared to 51% of sales for the comparable period of fiscal 2003. The difference in gross margin as a percentage of sales is attributable to an increase in sales of dental products and changes in product mix, and for the nine months ended June 30, 2004, the $57,920 payment by Codman & Shurtleff, Inc. in the second quarter of fiscal 2004.

        Selling, general and administrative (SG&A) expenses for the quarter were $417,699, or 33% of sales, as compared to $378,932, or 35% of sales, for the third quarter of fiscal 2003. For the nine months, SG&A expenses were $1,286,244, or 36% of sales, as compared to $1,194,982, or 35% of sales, for the comparable period in fiscal 2003.

        Research and development (R&D) expenses were $114,754, or 9% of sales, for the quarter as compared to $151,513, or 14% of sales, for the third quarter of the 2003 fiscal year. For the first nine months, R&D expenses were $355,662, or 10% of sales, as compared to $361,020, or 11% of sales, for the comparable period in fiscal 2003. The reduction in research and development expenses in the third quarter of fiscal 2004 was primarily due to the completion of a new neurosurgical irrigator, which was introduced into the market in the first quarter of fiscal 2004.

        "In the third quarter of fiscal 2004, we saw sales volume increases in our neurosurgical products and dental products as compared to the comparable periods in fiscal 2003. We also saw a contribution from sales to Stryker Corporation for evaluation samples of a new product we developed pursuant to a development agreement, and in the third quarter, we received 510(k) approval from the Food and Drug Administration to market this new product," said Jerry Malis, President and CEO of Valley Forge Scientific Corp.

        "In conjunction with our planning for fiscal 2005 and beyond, we are reviewing alternatives to broaden the markets for our products as well as increase market penetration and shareholder value. We expect to reach a conclusion and report to our shareholders before the end of our September 30, 2004 fiscal year."

        Management of Valley Forge Scientific will discuss the third quarter and first nine months of the 2004 fiscal year and financial results on Thursday, August 12, 2004 in a conference call scheduled for 10:30 a.m. ET. Those who wish to participate in the conference call may do so by calling (877) 356-9134 approximately 10 minutes prior to the start time and providing confirmation code 9184721 to the conference operator. For callers outside the United States, the number is (706) 643-3775. An audiotape replay will be available by telephone at (800) 642-1687, confirmation code 9184721, approximately two hours following the conclusion of the call through August 26, 2004. International callers can access this replay at (706) 645-9291.

        Valley Forge Scientific has established itself as a leading developer and manufacturer of bipolar electrosurgical systems and related instrumentation. Based on its DualWave(TM) technology, these systems provide surgeons with the ability to safely cut and coagulate tissue in the most critical areas of the brain and spinal cord. Based on technology developed in conjunction with Leonard I. Malis, MD, Professor and Chairman Emeritus of the Mount Sinai School of Medicine Department of Neurosurgery, our bipolar electrosurgery systems are considered to be the gold standard worldwide for use in the central nervous system. For more information on DualWave(TM) technology, our bipolar electrosurgery systems, or other Valley Forge Scientific products, please visit our Web site at http://www.vlfg.com.
                                                      -------------------

    VALLEY FORGE SCIENTIFIC CORP.

      Financial Highlights
           Unaudited

                                    For the Three            For the Nine
                                    Months Ended             Months Ended
                              -----------------------   -----------------------
                                6/30/04      6/30/03      6/30/04      6/30/03
                              ----------   ----------   ----------   ----------

 Net sales                    $1,274,389   $1,081,872   $3,606,629   $3,390,950
 Gross profit                 $  652,321   $  583,749   $1,917,393   $1,735,837
                              $  417,699   $  378,932   $1,286,244   $1,194,982
 Selling, general and
 administrative expenses
 Research and development
 expenses                     $  114,754   $  151,513   $  355,662   $  361,020
 Operating income             $  109,721   $   43,230   $  245,191   $  149,611
 Provision for income taxes   $   50,583   $   12,680   $  116,553   $   65,141
 Net income                   $   65,006   $   37,353   $  145,564   $  107,085

 Basic income per share       $     0.01   $     0.01   $     0.02   $     0.01
 Diluted income per share     $     0.01   $     0.01   $     0.02   $     0.01

 Common shares outstanding:

 Basic                         7,913,712    7,938,302    7,913,712    7,976,503
 Diluted                       7,994,955    7,963,052    7,979,467    8,000,052

        Sales Highlights
        Unaudited

        The table below sets forth total sales and sales by medical field of our "Generators, Irrigators and Other Products" and our "Disposable Accessories" for the three and nine months ended June 30, 2004, as compared to the three and nine months ended June 30, 2003. Sales of "Generators, Irrigators and Other Products" in "Other Fields" represent sales to Stryker Corporation, and sales of "Disposable Accessories" in "Other Fields" represent sales to Boston Scientific Corporation and direct sales to hospitals.


                                      For the Three            For the Nine
                                      Months Ended             Months Ended
                                -----------------------   -----------------------
                                 6/30/04      6/30/03      6/30/04       6/30/03
                                ----------   ----------   ----------   ----------
Generators, Irrigation and
Other Products
--------------
Neurosurgery Field              $  503,852   $  543,349   $1,552,478   $1,611,085
Dental Field                    $   85,125   $   48,751   $  341,755   $  129,960
Other Fields                    $  120,000           --   $  135,000           --
                                ----------   ----------   ----------   ----------
                       Total:   $  708,977   $  592,100   $2,029,233   $1,741,045
                                ==========   ==========   ==========   ==========
Disposable Accessories
----------------------
Neurosurgery Field              $  508,306   $  406,532   $1,313,030   $1,385,168
Dental Field                    $   24,572   $      200   $   56,809   $    6,907
Other Fields                    $    1,963   $   18,980   $   30,218   $   40,252
                                ----------   ----------   ----------   ----------
                       Total:   $  534,841   $  425,712   $1,400,057   $1,432,327
                                ==========   ==========   ==========   ==========

        Forward-Looking Statements

        Statements in this press release regarding our expectations for our products or products we are developing, introduction of products into the marketplace, acceptance of our products in the marketplace, new products and alliances, and any other statements in this press release that refers to Valley Forge Scientific's estimated or anticipated future results are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. All forward-looking statements in this press release reflect Valley Forge Scientific's current analysis of existing trends and information and represent Valley Forge Scientific's judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Valley Forge Scientific's business, including but not limited to competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; the market penetration by third parties who distribute and sell Valley Forge Scientific's products; Valley Forge Scientific's ability to maintain a sufficient supply of products; product liability claims; and the uncertainties associated with intellectual property protection for these products. In addition, matters generally affecting the domestic and global economy can affect Valley Forge Scientific's results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Valley Forge Scientific disclaims any intent or obligation to update these forward-looking statements.

        Additional information concerning these and other risk factors may be found in Valley Forge Scientific's public periodic filings with the Securities and Exchange Commission, including Valley Forge Scientific's Form 10-K for the year ended September 30, 2003.